                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF SHARE EXCHANGE

     This Amended and Restated Agreement and Plan of Share Exchange is made this __ day of ________, 1996, by and among NORTH LILY MINING COMPANY, a Utah corporation ("NLMC"), TAMARINE VENTURES LTD., a company incorporated under the laws of the Province of British Columbia ("TVL"), and the persons or entities identified on Schedule 2.1 hereof (together, the "Sellers"), each a shareholder of TVL, and provides for a process by which the TVL will become a subsidiary of NLMC.

     WHEREAS, NLMC is a mining company resident in the State of Colorado, whose Common Stock is listed for trading on NASDAQ; and

     WHEREAS, TVL has expertise in the marine and technology transfer industries and is pursuing opportunities including but not limited to business plans to acquire and/or develop marine assets and/or businesses in the construction and ferry operation industries; and

     WHEREAS, NLMC desires to acquire, on the terms and subject to the conditions and in the manner reflected below, all TVL opportunities and the outstanding shares of capital stock of TVL; and

     WHEREAS, TVL believes that it is desirable and in the best interests of TVL that its business be combined with that of NLMC, and desires that the acquisition proposal of NLMC be made available to the shareholders of TVL; and

     WHEREAS, NLMC is proceeding with the contemplated transaction in reliance upon such support documentation agreements and representations provided and contemplated in this Agreement; and

     WHEREAS, the above-named parties executed an Agreement and Plan of Share Exchange dated November 17, 1995 (the "Original Agreement"); and

     WHEREAS, certain matters and events have transpired since the date of the Original Agreement, making an amendment of the Original Agreement necessary; and

     WHEREAS, to avoid any confusion as to the intentions of the parties, the agreement, as amended, is restated herein and is intended to supersede the Original Agreement;

     NOW, THEREFORE, the parties to this Amended and Restated Agreement and Plan of Share Exchange do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement, the terms identified below in this Article I shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions set forth below suggest, indicate, or express agreements between or among parties to this Agreement, or contain representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement. The parties to this Agreement agree that agreements, representations, warranties, and covenants expressed in any part or provision of this Agreement shall for all purposes of this Agreement be treated in the same manner as other such agreements, representations, warranties, and covenants contained elsewhere in this Agreement, and the Article or Section of this Agreement within which such an agreement, representation, warranty, or covenant appears shall have no separate meaning or effect on the same.

     1.1 ACCUMULATED FUNDING DEFICIENCY. An "accumulated funding deficiency," as defined in ERISA Section 302(a)(2) or the last two sentences of Section 412(a)(2) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA or the Code or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular Entity that is a party to, or is affected by or in involved in the Share Exchange and with respect to which Entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

     1.2 AFFILIATE. When used with respect to a person, an "affiliate" of that person is a person Controlling, Controlled by, or under common Control with that person.

     1.3 AGREEMENT. This Amended and Restated Agreement and Plan of Share Exchange including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with the Share Exchange or this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such schedules, exhibits, and other documents.

     1.4 AUDITED FINANCIAL STATEMENTS. The balance sheet, income statement, statement of stockholders' equity, and statement of cash flows or, in each instance, equivalent statements as commonly provided to shareholders, as at December 31, 1995 and for the three years then ended, in the case of NLMC, and as at July 31, 1995 and for the period then ended, in the case of TVL, in each instance as reported on by Auditors.

     1.5 AUDITORS. With respect to NLMC, Coopers & Lybrand, and with respect to TVL, Casson & Shpak, Chartered Accountants, in each instance, independent certified public accountants currently being retained for the purpose of auditing financial statements of that party. With respect to any report hereafter issued by Auditors, the term shall mean that firm of independent certified public accountants of national reputation that the Entity in question reasonably selects to serve as its auditors.

     1.6 BALANCE SHEET. The most recent balance sheet included in the Audited Financial Statements or Unaudited Financial Statements, as the case may be.

     1.7 CLOSING. The completion of the Share Exchange, to take place as described in Article II.

     1.8 CODE. The Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

     1.9 CONSIDERATION. A total of 300,000 Post-Reverse Split shares of Common Stock of NLMC.

     1.10 CONTROL. Generally, the power to direct the management or affairs of an Entity.

     1.11 DISCLOSURE DOCUMENT. The annual report on Form 10-K for the fiscal year ended December 31, 1995 and the quarterly report on Form 10-Q for the quarter ended March 31, 1996, delivered by NLMC to TVL and the document delivered by TVL to NLMC containing certain disclosures as described in
Article IV hereof.

     1.12 ENTITY. A corporation, partnership, sole proprietorship, joint venture, or other form of organization formed for the conduct of a business whether active or passive.

     1.13 ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of this Agreement.

     1.14 GAAP. Generally Accepted Accounting Principles, as in effect on the date of any statement, report, or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. GAAP shall mean U.S. GAAP for NLMC and Canadian GAAP for TVL. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

     1.15 INVENTORIES. The stock of raw materials, work-in-process, and finished goods, including but not limited to finished goods purchased for resale, held by NLMC or TVL, as the case may be, for manufacturing, assembly, processing, finishing, sale, or resale to others (including other Subsidiaries or divisions), from time to time in the ordinary course of business in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining, or the like.

     1.16 LIABILITIES. At any point in time the obligations of a person or Entity, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations, or occurrences that existed or transpired at a prior point in time.

     1.17 LOCAL COUNSEL. Special counsel retained by either Counsel to NLMC or Counsel to TVL, as the case may be, to advise as to certain matters of state, provincial, or local law in states or localities in which Counsel to NLMC, or Counsel to TVL, as the case may be, desires such Local Counsel. In all instances, due care shall be exercised in the selection of Local Counsel.

     1.18 MERGED COMPANY. NLMC and all of its subsidiaries after the Share Exchange.

     1.19 MULTIEMPLOYER PLAN.  A "multiemployer plan," as defined in ERISA
Section 3(37) or Section 414(f) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code, or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular Entity that is a party to, or is affected by or is involved in the Share Exchange, and with respect to which Entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

     1.20 NLMC. North Lily Mining Company, a Utah corporation, which, under the terms of this Agreement, is acquiring the outstanding capital stock of TVL.

     1.21 PENSION PLAN. A "pension plan" or "employee pension benefit plan," as defined in Section 3(2) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular Entity that is a party to, or is affected by or is involved in the Share Exchange and with respect to which Entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

     1.22 PLAN TERMINATION. A termination of a Pension Plan, whether partial or complete, within the meaning of Title IV of ERISA.

     1.23 POST-REVERSE SPLIT. Subsequent to the proposed 1-for-10 reverse stock split of NLMC.

     1.24 PROHIBITED TRANSACTION.  A "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975(c) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular Entity that is a party to, or is affected by or is involved in the Share Exchange and with respect to which Entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

     1.25 PROPRIETARY RIGHT. Trade secrets, copyrights, patents, trademarks, service marks, customer lists, corporate opportunities, and all similar types of intangible property developed, created, or owned by NLMC or TVL, or used by NLMC or TVL in connection with its business, whether or not the same are entitled to legal protection.

     1.26 RECEIVABLE. Accounts receivable, notes receivable, and other obligations appearing as assets on the books of NLMC or TVL, and customarily reflected as assets in balance sheets of entities prepared in accordance with GAAP, indicating moneys owed to the entity.

     1.27 REPORTABLE EVENT. A "reportable event," as defined in Section 4043(b) of ERISA or successor provisions to such provision adopted by amendments to ERISA, and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular Entity that is a party to, or is affected by or is involved in the Share Exchange and with respect to which Entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

     1.28 SELLERS. The shareholders of TVL who are, pursuant to this Agreement, agreeing to sell their common shares of TVL to NLMC, as identified on Schedule 2.1 hereto. "Cash Sellers" are those holders of shares of TVL who purchased such shares for cash. "Port Isaac Sellers" are those holders of TVL shares who received such shares in exchange for assets of the Port Isaac boat manufacturing company in Cornwall, England.

     1.29 SHARE EXCHANGE. The exchange of common shares of TVL by NLMC from the Sellers for shares of NLMC Common Stock, as provided in Article II of this Agreement.

     1.30 SUBSIDIARY. With respect to any Entity, another Entity of which fifty percent (50%) or more of the effective voting power, or the effective power to elect a majority of the board of directors or similar governing body, or fifty percent (50%) or more of the true equity interest, is owned by such first Entity, directly or indirectly.

     1.31 TVL. Tamarine Ventures Ltd., a company incorporated under the laws of the Province of British Columbia, which will, pursuant to the various transactions described in this Agreement, become a subsidiary of NLMC. TVL shall include Tamarine Ventures Ltd. And each of its Subsidiaries, both separately and together as a consolidated whole, unless and except to the extent expressly indicated otherwise.

     1.32 UNAUDITED FINANCIAL STATEMENTS. The balance sheet, income statement, statement of stockholders' equity, and statement of cash flows or, in each instance, equivalent statements as commonly provided to shareholders, as at March 31, 1996 and for the three months then ended, in the case of NLMC, and as at April 30, 1996 and for the nine months then ended, in the case of TVL, prepared in accordance with GAAP.

     1.33 WELFARE PLAN. A "welfare plan" or an "employee welfare benefit plan," as defined in Section 3(1) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular Entity that is a party to, or is affected by or is involved in the Share Exchange and with respect to which Entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

                                   ARTICLE II
                                 SHARE EXCHANGE

     2.1 SHARE EXCHANGE. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions, and limitations contained in this Agreement, the Sellers shall sell, transfer, convey, and assign to NLMC, free and clear of any and all liens and charges, and NLMC shall acquire from the Sellers, their common shares without par value, of TVL, as identified in Schedule 2.1 hereto, comprising, as to each such Seller, his, her, or its entire ownership of equity securities of TVL, in exchange for the Consideration, as described herein, payable for each common share of TVL held by the Sellers. The shares of TVL acquired by NLMC shall comprise at least 90% of the issued and outstanding shares of TVL.

      2.2 CONSIDERATION. The Cash Sellers shall be entitled to receive an aggregate of Two Hundred Thousand (200,000), and the Port Isaac Sellers shall be entitled to receive an aggregate of One Hundred Thousand (100,000), Post-Reverse Split shares of NLMC Common Stock, for a total of Three Hundred Thousand (300,000) Post-Reverse Split shares of NLMC Common Stock. This will give the Cash Sellers one (1) Post-Reverse Split NLMC share for every
5.019915 TVL shares and will give the Port Isaac Sellers one (1) Post-Reverse Split NLMC share for every 5.85526 TVL shares.

     2.3  STOCK LEGENDS.

     (1) Certificates representing shares of Common Stock of NLMC issued to any person who shall be an officer, director, control entity, or affiliate of NLMC following the Share Exchange shall bear a legend restricting transfer of the shares of the Common Stock represented by such stock certificates in substantially the form set forth below:

               "The Shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

     (2) Certificates representing shares of Common Stock of NLMC issued to all other Sellers shall bear a legend restricting transfer of the shares of the Common Stock represented by such stock certificates in substantially the form set forth below:

               "The Shares represented by this certificate have been offered and sold in an "offshore transaction" in reliance upon Regulation S as promulgated by the Securities and Exchange Commission. Accordingly, the shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and may not be offered for sale, sold, or otherwise transferred in the United States or to a "U.S. Person" (as defined under Regulation S) except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

     2.4 CLOSING. The Closing hereunder shall take place at the offices of NLMC in Denver, Colorado or at such other place as NLMC and TVL may agree upon, on the Closing Date.

     2.5 PARTIES TO THE AGREEMENT. By executing this Agreement, each of the Sellers agrees to be bound by it and by any amendment, modification, or change in or to it or any of its provisions that is accepted by Sellers holding a majority of all of the shares of Common Stock of TVL held by all of the Sellers in the aggregate; provided, however, that no such amendment, modification, or change shall treat any shareholder who does not consent thereto less favorably than it treats any shareholder who does consent thereto.

     2.6 MANAGEMENT OF NLMC. Upon the Closing hereunder, the board of directors of NLMC shall comprise Stephen E. Flechner, W. Gene Webb, Theodore
E. Loud, John R. Twohig, and another director to be nominated by Mr. Twohig and approved by a majority of the other directors. The officers shall be as follows: Stephen E. Flechner, President and Chief Executive Officer; John W. Twohig, Vice-President/Maritime Operations; W. Gene Webb, Executive Vice President and Secretary; Nick DeMare, Treasurer; and such other officers as the board of directors may elect.

     2.7 VOTING AGREEMENT. Upon the Closing hereunder, the parties/entities entitled to become holders of a majority of the shares issuable pursuant to
Section 3.1 below shall enter into a voting agreement whereby they shall agree that for a period of three (3) years their NLMC shares shall be voted by voting trustees comprising an NLMC representative and a TVL representative.

                                   ARTICLE III
                            ADDITIONAL CONSIDERATION

     3.1 ADDITIONAL CONSIDERATION. If during any four (4) consecutive calendar quarters ending on or before December 31, 1997 or 1999 as specified below, the maritime operations within the Merged Company achieve any of the following, then additional Post-Reverse Split shares of the Common Stock of NLMC shall be issued to Cash Sellers, the Port Isaac Sellers, and then the other Sellers as indicated below, pro rata in accordance with their former share ownership of TVL:

     (1) Upon generating gross revenues of Eight Million Dollars ($8,000,000) not later than December 31, 1997, then Seven Hundred Thousand (700,000) shares shall be issued as follows: Three Hundred One Thousand Nine Hundred Ninety-Two (301,992) shares to the Cash Sellers in the proportion of one (1) share for every
          3.324535 TVL shares; One Hundred Ninety-Two Thousand Seven Hundred Sixty-Three (192,763) to the Port Isaac Sellers (giving it the same aggregate pro rata as the Cash Sellers); and the balance of Two Hundred Five Thousand Two Hundred Forty-Five (205,245) shares to the other Sellers.

     (2) Upon generating gross revenues of Twenty Million Dollars ($20,000,000) not later than December 31, 1999, then One Million (1,000,000) shares shall be issued to the other Sellers.

     (3) Upon achieving Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) in net profits after tax not later than December 31, 1999, then One Million (1,000,000) shares shall be issued to the other Sellers

     3.2 ISSUANCE OF SHARES. The shares so issued shall have the same restrictive legends set forth in Section 2.3 hereof.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     The following representations and warranties are hereby made (i) by NLMC to the Sellers with respect to NLMC and (ii) by TVL to NLMC with respect to
TVL:

     4.1 ORGANIZATION AND QUALIFICATION. It is, and each of its Subsidiaries is, a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of it and its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law.

     4.2  CAPITALIZATION.

     (1) NLMC. The authorized capital stock of NLMC consists of 30,000,000 shares of common stock, $.10 par value. There is no other capital stock authorized for issuance. As of the date of NLMC's Unaudited Balance Sheet, 29,507,403 shares of common stock were validly issued and outstanding, fully paid, and nonassessable, no shares were reserved for issuance, nor were there outstanding any options, warrants, convertible instruments, or other rights, agreements, or commitments to acquired common stock of NLMC, except as fully and completely described in NLMC's Disclosure Document. Since the date of NLMC's Unaudited Balance Sheet, no shares of NLMC's capital stock, or options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating NLMC or any of its Subsidiaries to issue shares of capital stock, have been executed or issued, except for the issuance of 1,500,000 shares.

     (2) TVL. The authorized capital stock of TVL consists of 100,000,000 common shares, without par value. There is no other capital stock authorized for issuance. As of the date of TVL's Unaudited Balance Sheet, 11,500,000 common shares were validly issued and outstanding, fully paid, and nonassessable, no shares were reserved for issuance, nor were there outstanding any options, warrants, convertible instruments, or other rights, agreements, or commitments to acquired common stock of TVL, except as fully and completely described on Schedule 4.2(2) hereto. Since the date of TVL's Unaudited Balance Sheet, no shares of TVL's capital stock, or options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating TVL or any of its Subsidiaries to issue shares of capital stock, have been executed or issued.

     4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with its terms. It has all requisite corporate power and authority to enter into this Agreement and to carry out the Share Exchange contemplated hereby, and its doing so has been duly and sufficiently authorized, subject only to shareholder approval and governmental regulatory approvals as and to the extent specifically set forth elsewhere in this Agreement.

     4.4 ABSENCE OF BREACH; NO CONSENTS. The execution, delivery, and performance of this Agreement, and the performance by it of its obligations hereunder, do not, except as disclosed in Schedule 4.4, (1) conflict with or result in a breach of any of the provisions of its Articles of Incorporation or Bylaws or of any of its Subsidiaries; (2) contravene any law, ordinance, rule, or regulation of any State or Commonwealth or political subdivision of either or of the United States or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, it or any of its Subsidiaries or any of its or their material properties, except in any such case where such contravention will not have a material adverse effect on its or its Subsidiaries' business, condition (financial or otherwise), operations, or prospects, taken as a whole, and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation of the Share Exchange; (3) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which it or any of its Subsidiaries is a party or by which it or they or any of its or their material properties may be affected or bound; (4) other than consents disclosed in its Disclosure Document, require the authorization, consent, approval, or license of any third party; or (5) constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in its business.

     4.5 BROKERS. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the Share Exchange or any related transaction based upon any agreements, written or oral, made by or on behalf of it or any of its Subsidiaries, except for the agreement of __________ 1996 which obligates NLMC to pay such a fee to ________________________ in Post-Reverse Split shares of NLMC in an amount equal to 3.5% of the shares actually issued to the Sellers. It does not have any obligation to pay finder's or broker's fees or commissions in connection with the exercise of options to renew or extend real estate leases to which it is a party.

     4.6 ABSENCE OF MATERIAL DIFFERENCES FROM DISCLOSURE DOCUMENT. Except as specifically disclosed in its Disclosure Document:

     (1) NO UNDISCLOSED LIABILITIES. Neither it nor any of its Subsidiaries has any Liabilities which are not adequately reflected or reserved against on the face of its Unaudited Balance Sheet, except Liabilities incurred since the date of its Unaudited Balance Sheet in the ordinary course of business and consistent with past practice. Without limiting the foregoing, (a) there are no unpaid leasehold improvements at any of its facilities or locations for which it is or will be responsible, and (b) there are no deferred rents due to lessors at or with respect to any of such facilities or locations, and (c) its Disclosure Document sets forth, as a part thereof, each of its Liabilities.

     (2) NO MATERIAL ADVERSE CHANGE. Since the date of its Unaudited Balance Sheet, other than as contemplated or caused by this Agreement, there has not been (a) any material adverse change in its business, condition (financial or otherwise), operations, or prospects; (b) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on its business, condition (financial or otherwise), operations, or prospects; (c) any entry into or termination of any material commitment, contract, agreement, or transaction (including without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) by it, other than this Agreement and agreements executed in the ordinary course of business; (d) any redemption, repurchase, or other acquisition for value of its capital stock by it, or any issuance of the capital stock of it or any of its Subsidiaries or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside or paid on its capital stock; (e) any transfer by it of, or right granted by it under, any material lease, license, agreement, patent, trademark, trade name, or copyright; (f) any sale or other disposition of any asset of it or of any of its Subsidiaries, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of it or of any of its Subsidiaries, other than in the ordinary course of business, or any agreement relating to any of the foregoing; or (g) any default or breach by it or any of its Subsidiaries in any material respect under any contract, license, or permit. Since the date of its Unaudited Balance Sheet, it and its Subsidiaries have conducted their businesses only in the ordinary and usual course, and, without limiting the foregoing, no changes have been made in (a) executive compensation levels; (b) the manner in which other employees of it and its Subsidiaries are compensated; (c) supplemental benefits provided to any such executives or other employees; or (d) inventory levels in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on its business, condition (financial or otherwise), operations, or prospects.

     (3) TAXES. It and its Subsidiaries have properly filed or caused to be filed all federal, state, local, and foreign income and other tax returns, reports, and declarations that are required by applicable law to be filed by them, and have paid, or made full and adequate provision for the payment of, all federal, state, local, and foreign income and other taxes properly for the periods covered by such returns, reports, and declarations, except such taxes, if any, as are adequately reserved against in its Unaudited Balance Sheet.

     (4) LITIGATION. (a) No material investigation or review by any governmental entity with respect to it or any of its Subsidiaries is pending or, to the best of its knowledge, threatened (other than inspections and reviews customarily made of businesses such as its business), nor has any governmental entity indicated to it an intention to conduct the same; and (b) there is no action, suit, or proceeding pending or, to the best of its knowledge, threatened against or affecting it or its Subsidiaries at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality. Its Disclosure Document includes a brief description of each litigation matter included therein, except claims (including punitive damage claims, if any) for amounts of less than $25,000.

     (5) EMPLOYEES. There are, except as disclosed in its Disclosure Document, no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by it or any of its Subsidiaries for the benefit of their directors, officers, or employees, and there are no employment, consulting, severance, or indemnification arrangements, agreements, or understandings between it or any of its Subsidiaries, on the one hand, and any current or former directors, officers, or other employees (or Affiliates thereof) of it or any of its Subsidiaries, on the other hand. Its Disclosure Document identifies each person whose income from it in the fiscal year ended on the date of its Audited Balance Sheet exceeded, or whose income from it in the fiscal year begun immediately thereafter is at a rate exceeding, $25,000 per annum, and describes each contractual arrangement for the employment or compensation of each such person. It is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified in its Disclosure Document or executed pursuant to the provisions hereof, if any.

     (6) COMPLIANCE WITH LAWS. Each of it and its Subsidiaries is in substantial compliance with all, and has received no notice of any violation of any, laws or regulations applicable to its operations, including, without limitation, the use of premises occupied by it, or with respect to which compliance is a condition of engaging in any aspect of the business of it and its Subsidiaries and each has all permits, licenses, zoning rights, and other governmental authorizations necessary to conduct its business as presently conducted.

     (7) OWNERSHIP OF ASSETS. Each of it and its Subsidiaries has, except as disclosed in its Disclosure Document, good, marketable, and insurable title, or valid, effective, and continuing leasehold rights in the case of leased property, to all real property (as to which, in the case of owned property, such title is fee simple) and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, claims, encumbrances, and charges, except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which singly and in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially impair the use thereof. It does not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which it has notice, that would materially affect its ability to use and to utilize each of such assets in its business or in the business of its Subsidiaries. It has received no notices from any mortgagee regarding properties leased by it. Its Disclosure Document contains a detailed listing of all assets.

     (8) PROPRIETARY RIGHTS. It and its Subsidiaries among them possess full ownership of, or adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of it or any of its Subsidiaries or used in the business of it or any of its Subsidiaries; it has not received any notice of conflict which asserts the rights of others with respect thereto; and each of it and its Subsidiaries has in all material respects performed all of the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Proprietary Right.

     (9) SUBSIDIARIES. All of its Subsidiaries (if any), direct or indirect, are identified in its Disclosure Document, it has no other Subsidiaries, and neither it nor any of its Subsidiaries described in its Disclosure Document is a partner of or joint venturer with any other person or Entity except as therein described. All of the issued and outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by it or another Subsidiary of it, are validly issued, fully paid and nonassessable and are owned free and clear of all liens, charges, claims, pledges, security interests, equities, encumbrances, reservations, or contractual restrictions on transfer of any nature whatsoever; and no Subsidiary has outstanding any securities, warrants, options, or other rights convertible into or exchangeable or exercisable for any shares of its capital stock, and there are no contracts, commitments, understandings, arrangements, or restrictions by which any Subsidiary is bound to issue shares of its capital stock.

     (10) TRADE NAMES. Its Disclosure Document identifies each trade name, fictitious business name, or other similar name under which it has conducted any part of the its business or in which it has utilized any of its assets during the ten (10) years preceding the date of this Agreement.

     (11) EMPLOYEE BENEFIT PLANS.  Except as disclosed in its Disclosure
          Document:

          (a) Neither it nor any of its Subsidiaries maintains or contributes to any Pension Plan or any Welfare Plan, nor is it or any of its Subsidiaries presently, nor has it been within the last six years, a participating employer in any Multiemployer Plan.

          (b) All Pension Plans and Welfare Plans of it or its Subsidiaries have been administered in substantial compliance with their terms, ERISA, and, where applicable, the Code. The IRS has issued a favorable determination letter with respect to the qualification of each such Pension Plan and the exemption of any corresponding trust. A copy of the most recent determination letter for each Pension Plan has been furnished to the other party, and nothing has occurred since the date of any such determination letter that could cause the relevant Pension Plan or trust to lose such qualification or exemption.

          (c)  With respect to each Pension Plan and each Welfare Plan:
               (i) there is no fact, including, without limitation, any Reportable Event, that exists that would constitute grounds for termination of such Plan or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA;
               (ii) neither it nor any Subsidiary nor any fiduciary, trustee, or administrator of any Pension Plan or Welfare Plan, has engaged in a Prohibited Transaction that could subject it or any Subsidiary to any material tax or any material penalty imposed by ERISA or the Code; and (iii) there is no material Accumulated Funding Deficiency with respect to any Pension Plan, whether or not waived.

          (d) There has been no Plan Termination that has occurred during the five-year period ending on the date hereof.

          (e) Neither it nor any Subsidiary has any knowledge of any material liability being incurred under Title IV of ERISA by it or any Subsidiary with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, it, within the meaning of Sections 414(b) or (c) of the Code.

          (f) No Welfare Plan is funded with a trust or other funding vehicle, other than insurance policies.

     (12) FACILITIES. Its facilities are (as to physical plant and structure) structurally sound and none of its facilities, nor any of the vehicles or other equipment used by it in connection with its business, has any material defects and all of them are in all material respects in good operating condition and repair, and are adequate for the uses to which they are being put; none of such its facilities, vehicles, or other equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. It is not in breach, violation, or default of any lease with respect to or as a result of which the other party (whether lessor, lessee, sublessor or sublessee) thereto has the right to terminate the same, and it has not received notice of any claim or assertion that it is or may be in any such breach, violation, or default.

     (13) ACCOUNTS RECEIVABLE. All of its accounts receivable, whether or not reflected in its Audited and Unaudited Balance Sheets, represent transactions in the ordinary course of business, and are current and collectible net of any reserves shown on such Balance Sheets (which reserves are adequate and were calculated consistent with past practice).

     (14) INVENTORIES. All of its Inventories, whether or not reflected in its Audited and Unaudited Balance Sheets, are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which, in the aggregate, are immaterial in amount. Items included in such Inventories are carried on its books, and are valued on its Audited and Unaudited Balance Sheets, at the lower of cost or market and, in any event, at not greater than their net realizable value, on a item-by-item basis, after appropriate deduction for costs of completion, marketing costs, transportation expense, and allocation of overhead.

     (15) CONTRACTS. Except as identified in its Disclosure Document, it has no contracts, agreements, or understanding, whether express or implied, written or verbal, provided, however, that it may have, and its Disclosure Document need not identify, any such contracts, agreements, or understanding that fall into one of the following categories: (a) those that are terminable on notice of less than thirty-two (32) days and do not involve payments or obligations of more than ten percent (10%) of its current assets in any period or
          (b) those that involve aggregate payments or obligations remaining unpaid as of the date of the Agreement of less than ten percent (10%) of its current assets. Its Disclosure Document shall, however, identify the aggregate amount of payment obligations remaining unpaid as of the date of the Agreement of all contracts exempt from disclosure by (b) above. Its Disclosure Document includes a brief summary of each such contract, agreement, or understanding identified therein. Without in any respect limiting the foregoing, its Disclosure Document contains a description of all leases of properties by it, including all amendments, supplements, extensions, and modifications thereof, identifying, inter alia, the date each such document was executed and its effective period. It is not a party to any executory contract to sell or transfer any part of any of its leasehold interests. True and accurate copies of all leases, and of all amendment, supplements, extensions, and modifications thereof, have heretofore been delivered to the other party by it.

     (16) ACCOUNTS PAYABLE. The accounts payable reflected on its Audited Balance Sheet do, and those reflected in the most recent balance sheet included in the Unaudited Financial Statements do, and those reflected on its books at the time of the Closing will, reflect all amounts owed by it in respect of trade accounts due and other Payable, and its actual Liability in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the Balance Sheets, or its books, as the case may be.

     (17) LABOR MATTERS.  Except as set forth in its Disclosure
          Document, there are not activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, to the best of its knowledge, threatened, between it or any of its Subsidiaries and any of its or their employees.

     (18) INSURANCE. It and its Subsidiaries have insurance policies in full force and effect which provide for coverages which are usual and customary in the business of it and its Subsidiaries as to amount and scope, and are adequate to protect it against any reasonably foreseeable risk of loss, including business interruption. Its Disclosure Document identifies each of its insurance policies, indicating the carrier, amount of coverage, annual premium, risks covered, placing broker or agent, and other relevant information as to each. It has not, within the past three (3) years, received any notice of cancellation of any insurance agreement.

     (19) TITLE TO AND UTILIZATION OF REAL PROPERTIES. Except as disclosed in its Disclosure Document, it owns fee, simple, insured title to all real property identified herein or in any document referred to herein as owned by it, and has the unbridled right to use the same, and is not aware of any claim, notice, or threat to the effect that its right to own and use such property is subject in any way to any challenge, claim, assertion of rights, proceedings toward condemnation, or confiscation, in whole or in part, or is otherwise subject to challenge. Each parcel of real property owned or leased by it is free of any and all hazardous wastes, toxic substances, or other types of contamination or matters of environmental concern, and it and its Subsidiaries are not subject to any Liability resulting from or related to any such wastes, substances, contaminants, or matters of environmental concern in connection with any such property. It has, in conjunction with acquiring ownership of, or any leasehold interest in, any parcel of real property, (a) caused an audit and examination to be made as to the existence of any hazardous wastes, toxic substances, or other types of contamination or matters of environmental concern affecting each such property, which examination indicated that such property was free of any such wastes, substances, contaminants, or other matters of environmental concern, and it has delivered a copy of the report of such audit and examination to the other party; and (b) obtained an appropriate policy of title insurance insuring the interest of it or its Subsidiaries (as the case may be) in such property, which insurance policy was not subject to any exceptions not reasonably acceptable in the ordinary course of business, and a copy of which has been delivered to the other party.

     4.7 FULL DISCLOSURE. The documents, certificates, and other writings furnished or to be furnished by or on behalf of it to the other party pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact, or omit to state any material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

     4.8 ACTIONS SINCE BALANCE SHEET. Except as set forth on its Disclosure Document, since the date of its Unaudited Balance Sheet, it has taken no actions that would be prohibited under the provisions of this Agreement (without the prior consent of the other party) after the date of this Agreement.

                                    ARTICLE V
                SPECIFIC REPRESENTATIONS AND WARRANTIES OF NLMC

     NLMC hereby represents and warrants to the Sellers:

     5.1 DISCLOSURE. NLMC has heretofore delivered to NLMC and to the Sellers each of the following:

     (1) Annual report of NLMC on Form 10-K as filed with the Securities and Exchange Commission (the "Securities and Exchange Commission") for NLMC's fiscal year ended December 31, 1995; and

     (2) All other reports of NLMC filed with the SEC, to the extent that such reports have been filed with the SEC after the filing of Form 10-K referred to in (1) above and prior to the execution hereof.

     Each of such documents, at the time it was prepared, and all of such documents taken together, did not and do not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the financial statements contained in the foregoing documents were prepared from the books and records of NLMC. The Audited and Unaudited Financial Statements were prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of NLMC as at the dates and for the periods indicated.

     5.2 STATUS OF NLMC. NLMC is an issuer which has a class of securities registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and has filed all the material required to be filed pursuant to
Section 13(a) or 15(d) of that Act for a period of at least 12 months immediately preceding this proposed Share Exchange made in reliance upon Regulation S.

     5.3 NO DIRECTED SELLING EFFORTS. NLMC represents and warrants that no directed selling efforts (as that term is defined Rule 901 of Regulation S promulgated under the Act) are being or will be made in the United States by NLMC, an Affiliate, or any person acting on his behalf.

                                   ARTICLE VI
                 SPECIFIC REPRESENTATIONS AND WARRANTIES OF TVL

     TVL represents and warrants to NLMC as follows:

     6.1 FINANCIAL STATEMENTS. TVL has heretofore delivered to NLMC the following:

     (1)  The Audited Financial Statements of TVL;

     (2)  The Unaudited Financial Statements of TVL; and

     (3)  Projections, pertaining to the acquisition of Port Isaac.

     All of the historical financial statements contained in such documents were prepared from the books and records of TVL. The Audited Financial Statements were prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of TVL as at the dates and for the periods indicated. Without limiting the foregoing, at the date of TVL's Audited Balance Sheets, TVL owned each of the assets included in preparation of TVL's Audited and Unaudited Balance Sheet, and the valuation of such assets in TVL's Audited Balance Sheet is not more than their fair saleable value

(on an item by item basis) at that date; and TVL had no Liabilities other than those included in TVL's Audited Balance Sheet, nor any Liabilities in amounts in excess of the amounts included for them in TVL's Audited Balance Sheet. The Unaudited Financial Statements included in the documents described above in this Section were prepared in a manner consistent with the basis of presentation used in the Audited Financial Statements, and fairly present the financial position and condition of TVL as at and for the periods indicated, subject to normal year-end adjustments, none of which will be material. The Projections reasonably reflect the results of operations that TVL expects it will achieve absent extraordinary events or unusual conditions of which it is not presently on notice. From the date hereof through the Closing Date, TVL will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to NLMC, and agrees that from and after such delivery the foregoing representations will be applicable to each financial statement so prepared and delivered.

     6.2 ACQUISITION OF PORT ISAAC - OFFSHORE 105 AND OFFSHORE 125. It has performed fully the asset purchase agreement with Rod Baker, the proprietor of an unincorporated business known as Port Isaac Workboats ("Port Isaac"), thereby acquiring limited manufacturing, marketing, and distribution rights to two products produced by Port Isaac (with the exception of such rights as applicable within the European Union); related rights and interests to trade and brand names, registered and unregistered trademarks, design, and other intellectual property of Port Isaac; and certain molds, templates, drawings, and related materials, all pertaining to the "Offshore 105" and "Offshore 125". All of the purchased assets have been duly and properly transferred to TVL or one of its Subsidiaries.

     6.3 ACQUISITION OF PORT ISAAC - OFFSHORE 25 AND OFFSHORE DORY. It has executed an option agreement with Rod Baker (the "Port Isaac Option Agreement"), pursuant to which TVL was granted an option exercisable until December 31, 1996 to acquire physical infrastructure of Port Isaac, consisting of the manufacturing shop, offices, store room, entries, a launching trailer, office fixtures, and other pieces of equipment and furnishings; molds, drawings, and templates for the "Offshore 25" and "Offshore Dory"; and marketing rights and business within the European Union. The Option Agreement has not been cancelled or terminated and TVL retains all rights and privileges granted therein.

                                   ARTICLE VII
                                MUTUAL COVENANTS

     7.1 AFFIRMATIVE COVENANTS. From the date hereof through the Closing Date, NLMC and TVL covenant and agree with each other that each will take every action reasonably required of it in order to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Share Exchange and the Subsequent Transactions substantially as contemplated hereby, and will exert all reasonable efforts to cause the Share Exchange and Subsequent Transactions promptly to be consummated, provided in all instances that the representations and warranties of the other parties in this Agreement are and remain true and accurate and that the covenants and agreements of the other parties in this Agreement are honored and that the conditions to its obligations set forth in this Agreement are satisfied or appear capable of being satisfied. Specifically, NLMC and TVL covenant and agree with each other that each will complete all exhibits and schedules referenced in this Agreement no later than 15 days from the execution of this Agreement.

     7.2 ACCESS AND INFORMATION. NLMC and TVL shall each afford to the other and to the other's accountants, counsel, and other representatives reasonable access during normal business hours throughout the period prior to the Closing, and thereafter through the completion or abandonment of the Subsequent Transactions, to all of its and its Subsidiaries' properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel and, during such period, NLMC and TVL shall each promptly furnish to the other (1) all written communications to its directors or to its shareholders generally, (2) internal monthly financial statements when and as available, and (3) all other information concerning its or any of its Subsidiaries' business, properties, and personnel as the other may reasonably request, but no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein, or the conditions to the obligations of NLMC or TVL to consummate the Share Exchange contained in this Agreement. In the event of the termination of this Agreement, NLMC and TVL will, and will cause its representatives to, deliver to the other or destroy all documents, work papers, and other material, and all copies thereof, obtained by it or on its behalf from the other party (or any Subsidiary) as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information that has been designated as such by the other party in writing or by appropriate and obvious notation, and will not use any such confidential information except in connection with the Share Exchange or the Subsequent Transactions, until such time as such information is otherwise publicly available. NLMC and TVL and their respective representatives shall assert their rights hereunder in such manner as to minimize interference with the business of NLMC and TVL.

     7.3 EXPENSES. Whether or not the Share Exchange is consummated, all costs and expenses incurred by each party in connection with this Agreement and the transactions contemplated hereby shall be paid by the respective party except as otherwise provided (directly or indirectly) herein.

     7.4 PUBLICITY. Prior to the Closing, any written news release by NLMC or TVL pertaining to this Agreement or the Share Exchange shall be submitted to the other for review and approval prior to release, and shall be released only in a form approved by the other party; provided, however, that (1) such approval shall not be unreasonably withheld, and (2) such review and approval shall not be required of releases if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule, or policy.

     7.5 UPDATING OF EXHIBITS AND DISCLOSURE DOCUMENTS. NLMC and TVL covenant and agree with each other that each shall notify the other and the Sellers of any changes, additions, or events which may cause any change in or addition to any Schedules or Exhibits delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules and Exhibits. No notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other party specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by the other party of any condition set forth in this Agreement.

     7.6 EMPLOYMENT CONTRACTS. Pending the Closing, and effective upon the consummation of the Share Exchange, NLMC and TVL covenant and agree and that each will exert its best efforts to retain the employment of key management.

     7.7 CONDUCT OF BUSINESS PENDING THE SHARE EXCHANGE. NLMC and TVL covenant and agree with each other that, prior to the consummation of the Share Exchange and the Subsequent Transactions, or the termination of this Agreement pursuant to its terms, or the abandonment of the Subsequent Transactions, unless the other shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement or disclosed in its Disclosure Document, NLMC and TVL will each comply with each of the following:

     (1) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course, it shall use reasonable efforts and shall cause each of its Subsidiaries to use reasonable efforts to keep intact its and their business organizations and good will, keep available the services of their respective officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationships with them, and it shall immediately notify the other party of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, it or any of its Subsidiaries;

     (2) It shall not (a) amend its Articles of Incorporation or Bylaws or (b) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property, except that NLMC shall be permitted to amend its Articles of Incorporation to authorize 5,000,000 shares of Preferred Stock and to effect a 1-for-10 reverse split of its issued and outstanding shares of Common Stock;

     (3) Neither it nor any of its Subsidiaries shall (a) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (b) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

     (4) Neither it nor any of its Subsidiaries shall create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice;

     (5) Neither it nor any of its Subsidiaries shall (a) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee; or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, except that NLMC shall be permitted to adopt a 1996 Stock Option Plan and 1996 Restricted Stock Plan;

     (6) Neither it nor any of its Subsidiaries shall sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice, and, except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

     (7) Neither it nor any of its Subsidiaries shall enter into, or terminate, any material contract, agreement, commitment, or understanding;

     (8) Neither it nor any of its Subsidiaries shall enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in paragraphs (1) through (7) above;

     (9) It will not hold any meetings of its board of directors, or any committee thereof, or of its shareholders, without inviting a representative selected by the other party to attend the same (although NLMC or TVL, as the case may be, may request that such representative absent himself or herself during that portion of any such meeting that pertains to issues arising under this Agreement);

     (10) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

     (11) It will comply with all laws and regulations applicable to it and its operations;

     (12) It will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect.

     7.8 NAME CHANGE. NLMC and TVL agree that TVL shall do business under its own name, as the marine division and subsidiary of NLMC, and that a parent company name change or D.B.A. or "Tamarine NLMC Inc." will be pursued when TVL is producing Two Million Dollars ($2,000,000) in net profits after taxes and such amount is at least twice what is being produced by the natural resource business of NLMC.

                                  ARTICLE VIII
                                COVENANTS OF TVL

     8.1 NO SOLICITATION. TVL and its respective Subsidiaries and those acting on behalf of any of them will not, and TVL will use its best efforts to cause its officers, employees, agent, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or Entity other than NLMC and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving TVL or any Subsidiary or division of TVL, or any sale of any of its capital stock or of the capital stock or assets of any Subsidiary or division of TVL. TVL will notify NLMC immediately upon receipt of any inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of TVL's business, or providing information to government authorities.

     8.2 PERFORMANCE OF ACQUISITION AGREEMENTS. TVL will exert its best efforts to perform fully the Port Isaac Option Agreement and further will not knowingly take any actions that would cause a breach of such agreement, and will similarly pursue its other marine opportunities for the mutual benefit of TVL and NLMC.

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

     9.1 CONDITIONS TO OBLIGATIONS OF NLMC. The obligation of NLMC to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless NLMC shall waive such fulfillment:

     (1) This Agreement and the transactions contemplated hereby and the 1-for-10 reverse stock split shall have received all approvals, consents, authorizations, and waivers from NLMC's shareholders;

     (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Share Exchange;

     (3) TVL and the Sellers shall have performed in all material respects each of their agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Share Exchange;

     (4) No material adverse change shall, in the reasonable judgment of NLMC, have taken place in the business, condition (financial or otherwise), operations, or prospects of TVL since the date of TVL's Unaudited Balance Sheet other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement;

     (5) The representations and warranties of TVL set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of NLMC, do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of TVL, as of the Closing Time as if made as of such time;

     (6) NLMC shall have received from TVL an officer's certificate, executed by the Chief Executive Officer and the Chief Financial Officer of TVL (in their capacities as such) dated the Closing Date, as to the satisfaction of the conditions in paragraphs (3),
          (4), and (5) above;

     (7) NLMC shall have received, on and as of the Closing Date, an opinion of Counsel to TVL, substantially as to the matters set forth in Sections 4.1, 4.2, 4.3, 4.4 (to the best of the knowledge of such counsel as to parts (2), (3), (4), and (5)), and 4.6 (4 through 11, 14, 16, and 18) (to the best of the knowledge of such counsel) of this Agreement, all subject to customary limitations reasonably acceptable to Counsel to NLMC, and which may be based on opinions of Local Counsel to the extent such Counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of Local Counsel is delivered to NLMC; a customary comfort letter from TVL's Auditors; and such other closing documents and instruments as NLMC shall reasonably request, in each case reasonably satisfactory in form and substance to NLMC and its counsel;

     (8) TVL shall have reduced its issued and outstanding common shares to Eight Million (8,000,000);

     (9) There shall appear no material impediment to the due and timely completion of the Subsequent Transactions; and

     (10) Financing will have been identified to enable TVL to consummate the Port Isaac Option Agreement.

     (11) Sellers holding at least 90% of the issued and outstanding shares of TVL shall have executed Schedule 2.1 of this Agreement.

     9.2 CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Sellers shall, by a majority in interest of them as permitted under this Agreement, waive such fulfillment:

     (1) This Agreement and the Share Exchange shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required by law to consummate the Share Exchange;

     (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of the Share Exchange;

     (3) NLMC shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing;

     (4) The representations and warranties of NLMC set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business of NLMC and its Subsidiaries, taken as a whole, as of the Closing Date as if made as of such time; and

     (5) The Sellers shall have received from NLMC an officers' certificate, executed by the Chief Financial Officer and the Chief Executive Officer of NLMC (in their capacities as such), dated the Closing Date, as to the satisfaction of the conditions of paragraphs (3) and (4) above (to the best of their knowledge where appropriate);

     (6)  The Sellers shall have received, on and as of the Closing
          Date, an opinion of Counsel to NLMC, substantially as to the matters set forth in Sections 4.1, 4.2, 4.3, 4.4 (to the best of the knowledge of such counsel as to parts (2), (3), (4), and (5)), and 4.6 (4 through 11, 14, 16, and 18) (to the best of the knowledge of such counsel) of this Agreement, all subject to customary limitations, reasonably satisfactory in form and substance to TVL, and its counsel, and which may be based on opinions of Local Counsel to the extent such Counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of Local Counsel is delivered to TVL, and such other closing documents and instruments as TVL shall reasonably request, in each case reasonably satisfactory in form and substance to TVL and its counsel; and

     (7) There shall appear no material impediment to the due and timely completion of the Subsequent Transactions.

                                    ARTICLE X
                         SECURITIES AND SECURITY HOLDERS

     10.1 SELLERS' OWNERSHIP REPRESENTATIONS. Each of the Sellers represents and warrants to NLMC, severally and not jointly, that (1) he, she, or it owns the common shares of TVL set forth opposite his, her, or its name on the signature pages of this Agreement, to be sold to NLMC at the Closing pursuant to the terms of this Agreement, free and clear of any and all liens, claims, encumbrances, and rights of others; and (2) he, she, or its is fully and freely authorized and entitled to sell, transfer, and convey free and clear title to the same to NLMC, without any further approval or authorization being required.

     10.2 INVESTMENT REPRESENTATION. Each of the Sellers who shall be an officer, director, control entity, or affiliate of NLMC following the Share Exchange, severally and not jointly, represents and confirms to NLMC:

     (1) Because of Seller's preexisting business or personal relationship with NLMC or with the officers and directors of NLMC, or by reason of the business or financial experience of

          Seller or his professional advisors who are unaffiliated with and who are not compensated by NLMC, or any affiliate thereof, Seller has the capacity to protect his own interests in connection with the Share Exchange.

     (2)  Seller understands that:

          (a) The shares of NLMC Common Stock to be issued in the Share Exchange have not been registered under the Act or any state securities laws.

          (b) Such shares are "restricted securities" as that term is defined in Rule 144 under the Act.

          (c) Such shares cannot be sold or transferred for value without registration under the Act and applicable state laws or exemption therefrom.

          (d) The certificates evidencing such shares shall include provisions substantially in the form of the legend set forth in Section 2.3(1) hereof, which Seller has read and understands.

          (e) Only NLMC can register the shares under the Act and applicable state securities laws.

          (f) Except as set forth herein, NLMC has not made any representations to Seller that NLMC will register the shares under the Act or any applicable state securities laws or with respect to compliance with any exemption therefrom.

          (g) There are stringent conditions for Seller obtaining an exemption for the resale of the shares under the Act and any applicable state securities laws.

          (h) NLMC may, from time to time, make stop transfer notations in its records to insure compliance with the Act and any applicable state securities laws.

     (3)  Seller represents and warrants that:

          (a) Seller is acquiring the shares of NLMC Common Stock to be issued hereunder for the Seller's own account and not for or on behalf of any other person.

          (b) Seller is acquiring such shares for investment and not for distribution or with the intent to divide Seller's participation with others or of reselling or otherwise distributing the shares.

          (c) Neither Seller nor anyone acting on Seller's behalf has paid any commission or other remuneration to any person in connection with the Shares Exchange.

          (d) Seller will not sell the shares without registration under the Act and any applicable state securities laws or exemption therefrom.

     (4) Prior to any proposed sale or transfer for value of any or all of Seller's shares of NLMC Common Stock acquired hereunder, Seller shall give written notice to NLMC and will provide any information which NLMC or its counsel may request to enable counsel for NLMC to determine whether registration of the shares is required in connection with such transfer.

     (5) Seller will execute and deliver to NLMC any document, or do any other act or thing, which NLMC may reasonably request in connection with the acquisition of the shares.

     (6) Seller is able to bear the economic risk of an investment in the shares of NLMC Common Stock and to maintain his investment in the shares for an indefinite period of time, and, further, could bear a total loss of the investment and not change his standard of living which existed at the time of such investment.

     10.3 INVESTMENT REPRESENTATION OF OFFSHORE TRANSACTION. Each of the other Sellers, severally and not jointly, represents and confirms to NLMC:

     (1) He, she, or it is aware of the following restrictions on the shares of NLMC received as Consideration and as Additional Consideration pursuant to Section 3.3 hereof (the "Shares"):

          (a)  The Shares have not been registered under the United
               States Securities Act of 1933 (the "Act") or any applicable state securities laws.

          (b) For the 40-day period following the issuance of the certificate evidencing the Shares, unless the Shares are registered under the Act, or an exemption from the registration requirements of the Act is available, the Shares may not be offered or sold in the United States or to any of the following (hereinafter referred to as a "U.S. Person"):

               (i)     any natural person resident in the United States;

               (ii) any partnership or corporation organized or incorporated under the laws of the United States;

               (iii) any estate of which any executor or administrator is a U.S. Person;

               (iv)    any trust of which any trustee is a U.S. person;

               (v) any agency or branch of a foreign entity located in the United States;

               (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

               (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

               (viii) any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in United States Securities and Exchange Commission Rule 501(a) under the Act) who are not natural persons, estates, or trusts.

     (2)  This transaction has not taken place within the United
          States. The offer and sale as between the Sellers and NLMC has been made in an "offshore transaction," as that term in defined in Rule 902(i). Each Seller is acquiring the Shares for Seller's own account and not for or on behalf of any other person. This transaction is not part of a plan or scheme to evade the registration provisions of the Act. There is no prearranged agreement to resell the Shares in the United States.

     (3)  Seller is not a citizen of the United States or a U.S.
          Person, as defined in subsection (1)(b) above of this Section 10.2. Seller was not formed for the purposes of engaging in this transaction.

     (4)  The Shares shall not be sold to any citizen of the United
          States or to a U.S. Person, as defined in subsection (1)(b) above of this Section 10.2, until the 41st day following the issuance of the certificate evidencing the Shares.

                                   ARTICLE XI
                         TERMINATION, AMENDMENT, WAIVER

     11.1 TERMINATION. This Agreement and the Share Exchange may be terminated at any time prior to the Closing, and either or both of the Subsequent Transactions may thereafter be terminated or abandoned after the Closing under this Agreement:

     (1) By mutual consent of NLMC and a majority in interest of the Sellers prior to the Closing;

     (2)  By mutual consent of NLMC and TVL after the Closing; or

     (3) By either NLMC or the Sellers, upon written notice to the other, if the conditions to the obligations of such canceling party or parties to consummate the Share Exchange, in the case of NLMC, as provided in Section 9.1, or, in the case of Sellers, as provided in Section 9.2, were not, or cannot reasonably be, satisfied on or before October 31, 1996, unless the failure of condition is the result of the material breach of this Agreement by the party seeking to terminate.

     11.2 AMENDMENT. This Agreement may be amended by the Sellers and NLMC by action taken at any time, but no such amendment shall affect the obligations of TVL without its consent, and the Sellers shall act, as elsewhere in this Agreement provided, by a majority in interest of them.

     11.3 WAIVER. At any time prior to the Closing Date, NLMC, by action taken by its board of directors, and the Sellers, by action taken by a majority in interest of them, may (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (3) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     11.4 RELIEF. In the event of liability on the part of the Sellers to NLMC in accordance with the provisions of this Agreement prior to the Closing hereunder, the parties recognize and acknowledge that monetary measures of damages will not reasonably be calculable inasmuch as the acquisition of TVL and its proposed acquisitions are difficult, if not impossible, to value, and that specific performance and injunctive relief should therefore be available to NLMC.

     11.5 OPTION. Each of the Sellers who have executed Schedule 2.1 of this Agreement, severally, hereby grants to NLMC the right, upon twenty-four (24) hours' written notice delivered to such Seller at the address set forth for such purpose on Schedule 11.5 hereto, at any time until seventy-two (72) hours after termination of this Agreement, to purchase from him, her, or it the number of shares of stock of TVL owned by such Seller as specified on
Schedule 2.1 hereto, against delivery to such Seller of an amount equal to the Consideration per share payable hereunder, times the number of such shares of stock with respect to which such option is being exercised. Each Seller, with respect to such shares identified on Schedule 2.1 (1) agrees not to sell, transfer, pledge, hypothecate, or otherwise transfer such shares, or enter into any agreement to do the same, prior to the date of expiration of the option herein granted, and (2) grants to NLMC, for so long as the option herein granted shall remain in effect, the sole and exclusive right and power to vote the shares with respect to which the option is granted, with power and right of substitution, and in all respects appoints NLMC, with power of substitution, as the proxy and attorney-in-fact of such Seller to vote such shares in the place of Seller and with respect to any such vote the power to execute any and all documents and instruments in respect thereof in all respects with all right, power, and authority that the Seller himself, herself, or itself could exercise. The Seller agrees to provide any and all documents, evidences of authority, resolutions, et cetera, necessary to enable NLMC to exercise the power and authority herein granted. NLMC agrees not to exercise any power herein granted in any manner inconsistent with the operation of TVL in the future in the same manner that it has been operated in the past, with the same directors, except that NLMC shall vote such shares in favor of the Share Exchange unless there shall have been proposed a similar or comparable transaction of greater value to the shareholders of TVL, in which event, NLMC shall vote such shares as it may determine in its discretion.

     11.6 RESIGNATION OF OFFICERS AND DIRECTORS. NLMC has elected John R. Twohig to the office of Vice President - Corporate Development. NLMC has further increased its board of directors to five members and appointed John
R. Twohig and Nigel Horsley to fill the vacancies created by such increase. Mr. Horsley has resigned and the board of directors now consists of four directors with a fifth anticipated after Closing. Mr. Twohig agrees to resign from all officer and director positions of NLMC if the Share Exchange shall not be consummated.

     11.7 REPAYMENT TO NLMC. NLMC has loaned, advanced, or paid for the benefit of TVL the amount of Two Hundred Fifty Thousand Dollars ($250,000). NLMC may furnish additional funds to TVL. TVL has already agreed, and upon execution hereof will provide its promissory note and loan agreement to repay such advances, and will simultaneously provide (in consideration for NLMC's forbearance from collection) a security document in recordable form collateralizing all such advances and any future advances with all of TVL's assets and opportunities, including Port Isaac. TVL agrees that if the Share Exchange is not consummated, it shall, within ninety (90) days after the termination of this Agreement, repay all funds borrowed from NLMC by liquidation of collateral or otherwise.

                                   ARTICLE XII
                               GENERAL PROVISIONS

     12.1 ARBITRATION. In the event that there shall be a dispute arising out of or relating to this Agreement, the Share Exchange, any document referred to herein or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties agree that such dispute shall be submitted to binding arbitration in Denver, Colorado, under the auspices of, and pursuant to the rules of, the American Arbitration Association as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by each of the parties to the dispute and the third of which shall be selected by the two arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

     12.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice given at least five (5) days prior thereto):

     If to NLMC:

     North Lily Mining Company
     1800 Glenarm Place, Suite 210
     Denver, Colorado 80202
     Attention: Stephen E. Flechner

     with a copy to:

     Fay M. Matsukage, Esq.
     4582 S. Ulster Street Parkway, Suite 201
     Denver, Colorado 80237

     If to TVL, the Sellers, any of them, or any Affiliate of any of them:

     Tamarine Ventures Ltd.
     Suite 402, 938 Howe Street
     Vancouver, British Columbia
     Canada V6Z 1N9
     Attention: John R. Twohig

     12.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. The representations, warranties, covenants, and agreements of the parties contained hereto shall survive the Closing and any investigation of the other party made prior thereto.

     12.5 DE MINIMIS CLAIMS. No party shall bring any action against the other party hereto with respect to the subject matter hereof unless the aggregate amount of all claims so brought in relation to the subject matter of this Agreement exceeds Twenty-Five Thousand Dollars ($50,000); provided, however, that the foregoing shall not prevent or preclude actions seeking injunctive or other equitable forms of relief.

     12.6 MISCELLANEOUS. This Agreement (1) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is not intended to confer upon any other person (other than shareholders of TVL) any rights or remedies hereunder; (3) shall not be assigned by operation of law or otherwise except for assignment of all or any part of the rights of NLMC hereunder, which may be freely assigned by NLMC so long as the obligations of NLMC under this Agreement remain obligations of, or their performance is guaranteed by, NLMC; and (4) shall be governed in all respects, including validity, interpretation, and effect, by the internal laws of the State of Colorado, without regard to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed on the date first written above by their respective officers thereunder duly authorized.

                                       "NLMC"
                                       NORTH LILY MINING COMPANY




                                       By:
                                          --------------------------------
                                           Stephen E. Flechner, President

                                       "TVL"
                                       TAMARINE VENTURES LTD.


                                       By:
                                          --------------------------------
                                           John R. Twohig, President

Agreed as to Sections 2.7, 10.2, and any other applicable sections of this
Agreement:

                                       CONFEDERATION CAPITAL



                                       By:
                                          --------------------------------

                                  SCHEDULE 2.1


                                 LIST OF SELLERS

                                 SCHEDULE 4.2(2)

                   OPTIONS, WARRANTS, CONVERTIBLE INSTRUMENTS,
                 OR OTHER RIGHTS TO ACQUIRE COMMON STOCK OF TVL

                                  SCHEDULE 4.4

                              BREACH OF AGREEMENTS